Exhibit (m) Calculation

The illustrated values in the hypothetical illustrations in the prospectus were calculated using the product assumptions and formulas provided after the list of terms used. The following terms, with their definitions are used in this illustration calculation demonstration:

Hypothetical Illustration Terms and Definitions

Accumulation Value - the total value of your Contract at any time during the Insured’s lifetime.

Assumed Monthly Net Investment Return(MNIR) - The illustration net investment return from one month to the next month that is applied to the Accumulation Value. The Gross Return is adjusted by the Mortality & Expense Risk Fee and Fund Management Fees and Expenses by converting the expenses to a daily charge as shown below.

Days to Next Month = 365/12 = 30.416667

Daily M&E Charge (DM&E)= M&E charge/365

Daily Net Return (DNR) = (1+Gross Return - FME)^(1/365) - 1 Monthly Net

Investment Return (MNIR) = (1 + DNR - DM&E)^ 30.416667

Contract Debt - the sum of all unpaid loans and accrued interest thereon.

Cost of Insurance Charge - A monthly charged for the cost of the insurance coverage.

Cost of Insurance (COI) Rate - A monthly per 1000 rate set for the insurance risk classification, age and sex of the insured. There is a current and guaranteed cost of insurance rate. This rate changes each policy year. The rate will never exceed the guaranteed cost of insurance shown in your policy.

Death Benefit under Option B. Under Option B the Death Benefit is the Specified Amount plus the Accumulation Value or, if greater, the applicable corridor percentage of the Accumulation Value.

Fund Management Fees and Expenses (FME) - This assumption is based on an arithmetic average of the Fund management fees and expenses for all of the Portfolios as of December 31, 2015.

Gross Annual Return - The gross hypothetical return on the underlying funds.

Monthly Deduction - the sum of (1) cost of insurance charge, (2) charge for any riders, and (3) monthly expense fee and monthly fee as shown on the Data Page.

Monthly Expense Fee - A fee charged on each monthly deduction.

Monthly Maintenance Fee - An Annual Maintenance Fee charged on a monthly basis.

Mortality & Expense Risk Fee (M&E) - This charge is to compensate us for mortality and expense risks.

Net Amount at Risk (NAR) - Death Benefit minus your Accumulation Value.

Net Premium Payment - Premium payment less applicable charges.

Net Return - The Gross Annual Return less the Mortality & Expense Risk Fee and Fund Management Fees and Expenses charges.

Premium Outlay - scheduled premiums selected by you.

Rider Charges - The rider charge assessed on each monthly deduction for any additional benefit. The hypothetical illustration shown in the prospectus does not include any rider charges.

Surrender Charge - If You surrender all or a part of Your Contract, we may assess a surrender charge. Surrender charges are intended to compensate us for the costs of distributing the Contract.

Surrender Value - the Accumulation Value less Contract Debt and surrender charges.

The Illustration values assume monthly premiums are paid at the beginning of each month. The values shown in the Premium Outlay column is the total premium paid in the policy year.

The Monthly Deduction calculation is a calculation that repeats itself each month. The formulas for the calculation are as follows:

Beginning Month 1, Year 1

Initial Accumulation Value = Zero n = policy year t = 0, policy month

Step 1: t = t + 1

Calculate Net Monthly Premium = Monthly Premium less charges

Accumulation Valuet = Accumulation Valuet-1 plus Net Monthly Premium. NAR = Death Benefit less Accumulation Valuet Cost of Insurance Charge = NAR times the COI rate

Accumulation Valuet after NAR = Accumulation Valuet less Cost of Insurance Charge

Accumulation Valuet = Accumulation Valuet after NAR minus Monthly Maintenance Fee, Monthly Expenses and Rider Charges

Monthly Net Return = MNIR x Accumulation Valuet

Accumulation Valuet+1 = Accumulation Valuet + Monthly Net Return

Surrender Valuet+1 = Accumulation Valuet+1 - (Surrender Charge & Contract Debt)

Death Benefit t+1 = Accumulation Valuet+1 + Specified Amount - Contract Debt

Repeat Step 1

The illustration displays the values at the end of each year. The fifth year value will be the value at the end of the 60 month (5 years x 12 months).